                  This Mortgage secures an out-of-state guaranty that is also being secured by mortgages on out-of-state property. Mortgagee agrees to limit its recovery hereunder to $2,000,000.00, and documentary stamp tax is being paid on such amount.

                     OPEN-END MORTGAGE, ASSIGNMENT OF RENTS
                        AND LEASES AND SECURITY AGREEMENT

                  This Open-End Mortgage, Assignment of Rents and Leases and Security Agreement (the "Mortgage") is made by JACOR BROADCASTING OF TAMPA BAY, INC., a Florida corporation ("Mortgagor"), to BANQUE PARIBAS (the "Mortgagee"), as Agent for the Banks, the Co-Agents and the Interest Rate Providers as those terms are defined in that certain Credit Agreement dated February __, 1996 (the "Credit Agreement") among Jacor Communications, Inc., the Agent and each of The First National Bank of Boston and Bank of America Illinois, as Co-Agents, as follows:

                                   SECTION 1.

                                      GRANT

         1.1 PROPERTY. Mortgagor hereby grants, bargains, mortgages, warrants, sells, encumbers, conveys, assigns and transfers to Mortgagee, its successors and assigns forever, all estate, title and interest in and to the following, now existing or hereafter arising (collectively, "Property"):

                  1.1 the real estate described in Exhibit A attached hereto, all of the estate, title and interest of Mortgagor in law or equity, of, in and to such real estate and all of the privileges, easements and appurte- nances belonging to such real estate, including all heretofore or hereafter vacated streets or alleys which abut such real estate;

                  1.2 all buildings and improvements of every kind and description now existing or hereafter placed on such real estate and all fixtures, machinery, appliances, equipment, furniture and personal property of every kind whatsoever owned by Mortgagor and located in or on, or attached to, and used or intended to be used in connection with the operation of such real estate, buildings, structures or other improvements thereon or in connection with any construction being conducted or which may be conducted thereon, including but not limited to the electric, water, laundry, incinerating and power equipment; engines; pipes; pumps; tanks; motors; conduits; switchboards; plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus; boilers, ranges, furnaces, oil burners or units thereof; radiators; heaters; appliances; air-cooling and air conditioning apparatus; vacuum cleaning systems; elevators; escalators; shades; awnings, screens, doors, storm doors and windows; stoves; refrigerators; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; beds, tables, lamps and all other furniture and furnishings;

                  1.3 all rents, leases, issues and profits arising out of any of the foregoing, including all insurance policies and payments made under insurance policies relating to any of the foregoing and judgments, awards and settlements resulting from any condemnation proceeding or similar taking against the foregoing property under the power of eminent domain;

                  1.4 Mortgagor's interest in all contracts for the design, development, construction, management, maintenance and/or operation of such real estate, all licenses and permits therefor (excluding licenses and permits issued by the FCC (as hereinafter defined) to the extent that it is unlawful to grant a mortgage on any such licenses and permits or to the extent that the grant of any such security interest in any such license or permit would result in the forfeiture of any such license or permit or a default under any such license or permit), all bonds assuring payments thereunder and all books and records related thereto; and

                  1.5 all extensions, additions, improvements, betterments, renewals, substitutions and replacements to any of the foregoing, and the proceeds of all of the foregoing.

         1.2 SECURITY. The grant described in Section 1, above, to have and to hold the Property is given to Mortgagee and its successors and assigns forever, for the uses and purposes herein set forth to secure the payment of the Indebtedness as defined in Section 2, below, and the performance of all obligations of Mortgagor hereunder.

                                   SECTION 2.

                                  INDEBTEDNESS

                  This conveyance, however, is made to secure the payment of up to Two Million Dollars ($2,000,000.00) for any of the following: (a) the Guaranteed Debt of Mortgagor arising under or defined in that certain Subsidiary Guaranty (the "Guaranty") of even date herewith made by the Guarantors (as defined in the Guaranty) in favor of Mortgagee and all extensions and renewals thereof, all amendments thereto, all advances or expenses of any kind made by Mortgagee pursuant to the provisions of this Mortgage, and all obligations of Mortgagor under (i) the Intercompany Acquisition Note and (ii) the Intercompany Demand Note, each as defined in the Credit Agreement (the foregoing collectively referred to as the "Notes" and, together with the Guaranty, as the "Indebtedness"). All capitalized terms not otherwise defined herein shall be defined as set forth in the Credit Agreement. All references to the Credit Agreement, Notes or Guaranty shall mean the Credit Agreement, Notes or Guaranty and any amendments made thereto from time to time. Mortgagor and the Mortgagee agree that the first funds advanced under the Loan Documents shall be deemed to be secured by real property located in the State of Florida and such funds shall also be deemed to be the last repaid.

                                   SECTION 3.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Mortgagor covenants, represents, warrants and agrees with Mortgagee as follows:

         3.1 TITLE. Mortgagor is the lawful owner of the Property; title to the Property is vested in Mortgagor and is free, clear and unencumbered except for easements, agreements and restrictions of record; Mortgagor has good right and full power to convey and encumber the Property and to execute this Mortgage; Mortgagor will make such further assurances of title as Mortgagee may require; and Mortgagor will warrant and defend the Property against all claims and demands whatsoever.

         3.2 CORPORATE EXISTENCE AND STANDING. Mortgagor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct

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its business in each jurisdiction in which its business is conducted.

         3.3 AUTHORIZATION AND VALIDITY. Mortgagor has the corporate power and authority and legal right to execute and deliver this Mortgage and to perform its obligations hereunder. The execution and delivery by Mortgagor of the Mortgage and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Mortgage constitutes the legal, valid and binding obligation of Mortgagor enforceable against Mortgagor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         3.4 NO CONFLICT; GOVERNMENT CONSENT. Mortgagor hereby makes the same representations and warranties to Mortgagee as to itself as are set forth in
Section 5.3 of the Credit Agreement as to the Company and the Subsidiar- ies.

         3.5 INDEBTEDNESS. Mortgagor will promptly pay, or cause to be paid, the Indebtedness when due.

         3.6 TAXES. Mortgagor will pay, or cause to be paid, before they become delinquent:

                  6.1 All of the following (hereinafter collectively called the "Taxes"); all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Generally Accepted Accounting Principles.

                  6.2 On the first day of each month while there exists any one or more Events of Default (as that term is defined below), a deposit with Mortgagee equal to one-twelfth of the annual charges, as estimated by Mortgagee, for the Taxes and premiums for insurance required under Section 3.10, below. Such amount shall be held by or on behalf of Mortgagee and shall be applied to pay such Taxes and premiums when the same become due. Mortgagee shall not be required to pay any interest or earnings on such sums. Mortgagor hereby pledges all such sums as additional collateral for the Indebtedness. If the amount held by Mortgagee is not sufficient to pay the Taxes and premiums when due, Mortgagor shall, promptly upon request of Mortgagee, pay to Mortgagee any amount necessary to make up such deficiency.

                  6.3 If Mortgagee is not establishing an escrow for Taxes, then within 20 days after demand therefor, Mortgagor shall deliver to Mortgagee the original, or a photostatic copy, of the official receipt evidencing payment of Taxes or other proof of payment satisfactory to Mortgagee. Notwithstanding the provisions of Section 3.6.1, any tax or special assessment which is a lien on the Property may be paid in installments provided that each installment is paid on or prior to the date when the same is due without the imposition of any penalty.

         3.7 COMPLIANCE WITH LAWS. Mortgagor will comply or cause compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject in accordance with Section 6.7 of the Credit Agreement.

         3.8 CONDITION OF PROPERTY. Mortgagor will do all things necessary to maintain, preserve, protect and keep the Property in good repair, working order and condition in accordance with Section 6.8 of the Credit Agreement.

         3.9 IMPROVEMENTS. Mortgagor will not remove or demolish, or suffer or permit others to remove or demolish, any improvements installed or placed on the Property (other than tenant improvements or other improvements minor in nature to Mortgagor's business operations) or, subject to the provisions of Section 3.8, cause or permit such improvements to be materially changed or altered without the prior written consent of Mortgagee not to be unreasonably withheld, as well as Mortgagee's prior written consent to the plans and specifications relating thereto, and Mortgagor will not institute or cause to be instituted any proceedings that could change the permitted use of the Property from the use presently zoned.

         3.10 INSURANCE. Mortgagor will maintain with financially sound and reputable insurance companies insurance on the Property, including fixtures and all personal property owned by Mortgagor and used in the operation of the Property, in accordance with Section 6.6 of the Credit Agreement, subject to the following terms and conditions:

                  10.1 Such insurance shall contain a provision requiring that the coverage evidenced thereby shall not be terminated or materially modified without 30 days' prior written notice to Mortgagee. If Mortgagor fails to carry any insurance required to be carried by Mortgagor under the terms of this Mortgage, Mortgagee, at its option, may procure and maintain such insurance and Mortgagor will promptly reimburse Mortgagee for any premiums paid by Mortgagee for such insurance. The originals or appropriate certificates of all policies of insurance required to be carried under this Mortgage, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Mortgagee of such payment, shall be delivered to Mortgagee concurrently with the execution and delivery hereof. Mortgagor shall deliver to Mortgagee a new policy (or certificate, in the case of insurance for which only certificates have been previously furnished) bearing such notation or accompanied by such other evidence as replacement for any expiring policy at least 30 days before the date of such expiration.

                  10.2 All policies of insurance required by this Section 3.10 shall contain a lender's loss payee endorsement in favor of Mortgagee and a waiver of insurer's right of subrogation against funds paid under the lender's loss payee endorsement. In case of a loss payable under such insurance for damage to or destruction of the Property, the right to adjust all claims under such insurance policies (jointly with Mortgagor), and the application of the proceeds of any such claim, are assigned to Mortgagee. Mortgagor hereby assigns to Mortgagee all amounts recoverable under any such policy. Except as may be otherwise provided in tenant leases approved by the Mortgagee, the amount collected by Mortgagee, at the option of Mortgagee, may be used in any one or more of the following ways: (i) applied to the payment of any sums then in default to Mortgagee hereunder; (ii) used to fulfill any of the covenants contained herein which Mortgagor has failed to fulfill, as Mortgagee may determine; (iii) unless the insurer denies liability to any insured, used to restore the Property to a condition satisfactory to Mortgagee on such terms and conditions as Mortgagee may determine; (iv) released to Mortgagor; and (v) applied upon the Indebtedness if the Indebtedness is then matured. Provided that there is no continuing Event of Default hereunder, in the event of casualty causing less than $100,000 in damage, the insurance proceeds will be disbursed to Mortgagor for repair or restoration of the Property. Mortgagee is hereby irrevocably appointed by Mortgagor as attorney-in-fact of Mortgagor to assign any policy in the event of the foreclosure of this Mortgage or other extinguishment of the Indebtedness, and Mortgagor shall have no right to reimbursement for premiums unearned at the time of any such assignment.

                  10.3 In the event of a conflict between any provisions of
Section 3.10 and the terms of the Subsidiary Security Agreement, as defined in the Credit Agree-ment, relating to insurance, the provision in the Subsidiary
Security Agreement will control.

         3.11 SALE, TRANSFER OR ENCUMBRANCE. Except as otherwise permitted in the Credit Agreement, Mortgagor will not further mortgage, sell or convey, grant a deed of trust, pledge, grant a security interest in, execute a land contract or installment sales contract, or otherwise dispose of, further encumber or suffer the encumbrance of, whether by operation of law or otherwise, any or all of its interest in the Property without Mortgagee's prior written consent.

         3.12 MECHANICS' LIENS. Except as otherwise permitted in the Credit Agreement, Mortgagor will keep and maintain the Property free from all liens of persons supplying labor and materials for the construction, modification, repair or maintenance of any building or improvements whether on the Property or not.

         3.13 EMINENT DOMAIN. All awards heretofore or hereafter made by any public or quasi-public authority to the present and any subsequent owner of the Property by virtue of an exercise of the right of eminent domain by such authority, including any award for a taking of title, possession or right of access to a public way, or for any change of grade of streets affecting the Property, are hereby assigned to Mortgagee and Mortgagee, at its option, is hereby authorized, directed and empowered to collect and receive the proceeds of any such award from the authorities making the same and to give proper receipts and acquittance therefor, and, at Mortgagee's election, may use such proceeds in any one or more of the following ways: (a) use the same or any part thereof to fulfill any of the covenants contained herein which Mortgagor has failed to fulfill, as Mortgagee may determine, (b) use the same or any part thereof to replace or restore the Property to a condition satisfactory to Mortgagee, (c) apply the same against the Indebtedness if

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the Indebtedness is then matured, or (d) release the same to Mortgagor.
Mortgagee will have the right to intervene and participate (jointly with Mortgagor) in any proceedings for and in connection with any such taking. Upon request of Mortgagee, Mortgagor will make, execute and deliver all assignments and other instruments sufficient for the purpose of assigning all such awards to Mortgagee free, clear and discharged of all encumbrances. Provided that there is no continuing Event of Default hereunder, in the event of a taking by condemnation or eminent domain resulting in an award of less than $100,000, the award will be disbursed to Mortgagor for restoration of the Property (to the extent required for such restoration).

         3.14 UNPAID TAXES. In the event that any governmental agency claims that any tax or other governmental charge or Tax is due, unpaid or payable by Mortgagor or Mortgagee upon the Indebtedness (other than income tax, franchise tax or similar tax on the interest or premium receivable by Mortgagee under the Credit Agreement) and including any recording tax, documentary stamps or other tax or imposition on the Notes or this Mortgage; Mortgagor forthwith will pay such tax in accordance with Sections 9.3 and 9.7 of the Credit Agreement and, within a reasonable time thereafter, deliver to Mortgagee satisfactory proof of payment thereof or if Mortgagor is contesting the same in good faith, Mortgagor will establish with the Mortgagee security in form, substance and amount reasonably acceptable to the Mortgagee for the payment thereof.

         3.15 ENVIRONMENTAL MATTERS. Mortgagor hereby makes the same representations and warranties to Mortgagee as to itself and the Property as are set forth in Section 5.8 of the Credit Agreement as to the Company and the Subsidiaries and the property owned or leased by any of them, and Mortgagor hereby agrees to indemnify Mortgagee as to Environmental Claims in accordance with Section 9.7 of the Credit Agreement.

                                   SECTION 4.

                         ASSIGNMENT OF RENTS AND LEASES

         4.1 ASSIGNMENT. Mortgagor hereby transfers and assigns to Mortgagee all present and future leases of any part of the Property where the gross annual rental of such Property equals or exceeds $50,000 (the "Leases"), all guarantees of any lessee's performance thereunder, and all rents, income, revenues and profits arising out of the Property, all as further security for the payment of the Indebtedness. The rights assigned hereunder include but are not limited to all of Mortgagor's rights (a) to make material modifications of the Leases; (b) to terminate or to accept the surrender thereof; (c) to waive or release the lessees from the observance or performance by the lessees of any material covenant or condition of the Leases; and (d) to give any consent to any assignment of the Leases or any sublease of any part of the Property.

         4.2 DUTIES OF MORTGAGOR. Mortgagor will observe and perform all covenants and conditions to be observed or performed by the lessor under the Leases and enforce the observance and performance of the Leases by the lessees. Mortgagor will not cancel, surrender, terminate, or materially alter, amend or modify any Leases, release any party liable thereunder or consent to the assignment of the interests of any lessees without the prior written consent of Mortgagee which consent will not be unreasonably withheld; and Mortgagee will be deemed to have consented to any such items if Mortgagee fails to object thereto within 5 days of receipt of a written request for Mortgagee's consent.

         4.3 RIGHTS OF MORTGAGEE. If Mortgagor fails to observe or perform any covenant or condition to be observed or performed by Mortgagor under any of the Leases, Mortgagee, without obligation to do so and without releasing Mortgagor from its obligation to do so, may, upon 10 days prior written notice to Mortgagee perform such covenant or condition and, to the extent that Mortgagee incurs any costs or pays any monies in connection therewith, including any costs or expenses of litigation, the costs and expenses will be due on demand and will be included in the indebtedness secured hereby and will bear interest from the incurring or payment thereof at the rate equal to four percent (4%) per annum in excess of the Eurodollar Base Rate but not less than eighteen percent (18%) per annum and not more than the highest rate permitted by applicable law (the "Default Rate").

         4.4 INDEMNIFICATION. Mortgagee will not be obligated to perform or discharge any obligation or duty of Mortgagor under any of the Leases, and the acceptance of this Assignment does not constitute an assumption of any such obligation or duty. Mortgagee will not be deemed to have any responsibility for the control, care, management or repair of the Property or any responsibility or liability for any negligence in the management, operation, upkeep, repair or control of the Property resulting in loss, injury or death to any lessee, licensee, employee, stranger or other person. Mortgagor will indemnify and hold Mortgagee harmless against all liabilities, losses and damages that Mortgagee may incur under the Leases or under or by reason of this assignment except for Mortgagee's grossly negligent acts or liabilities, losses and damages arising out of Mortgagee's possession or control of the Property.

         4.5 RENT. Provided that no Event of Default exists, Mortgagor will have the right to collect all rents under any Lease, provided that upon the occurrence and continuance of an Event of Default, Mortgagee may take such actions with respect to the Leases and the rents, issues and profits (including the notification to lessees to make rent payments directly to Mortgagee) from the Property, as permitted by law or in equity, including, but not limited to, the remedies set forth in Section 6, below.

         4.6 CONTRACTS. Mortgagor shall not enter into any contract for the management of the Property or appoint a rental agent for the Property without the prior written consent of Mortgagee.

                                   SECTION 5.

                   UNIFORM COMMERCIAL CODE SECURITY AGREEMENT

         5.1 SECURITY AGREEMENT. This instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which may be subject to a security interest pursuant to the applicable version of the Uniform Commercial Code, and Mortgagor hereby grants the Mortgagee a security interest in such items.

         5.2 FILINGS. Mortgagor agrees that this instrument, or a reproduction thereof, may be filed in the real estate records or other appropriate index as a financing statement for any of the items specified above (including fixtures) as part of the Property. Any reproduction of this instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. Mortgagor agrees to execute and deliver to the Mortgagee upon request, any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this instrument in such form as the Mortgagee may require to perfect a security interest with respect to said items. Mortgagor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements the Mortgagee may require.

         5.3 OTHER LIENS. Without the prior written consent of Mortgagee, Mortgagor shall not create or suffer to be created any Lien in, of or on any of the property or assets of Mortgagor, except for Liens permitted under Section
6.17 of the Credit Agreement and except for purchase money security interests in or leases of equipment. Mortgagor shall keep its books, records and documents concerning the Property available for inspection in accordance with Section 6.9 of the Credit Agreement.

         5.4 CONTRACTS. Mortgagor will observe and perform all covenants and conditions to be performed by Mortgagor under any contracts which are included within the Property, will enforce such contracts, will not materially modify such contracts, terminate such contracts or release parties thereto without consent of the Mortgagee and will not assign or encumber its interest therein. The assignment and grant of a security interest in the Property does not constitute an assumption by Mortgagee of an obligation or duty thereunder.

         5.5 REMEDIES. Upon the occurrence and continuance of any Event of Default, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code and, at Mortgagee's option, may also invoke the remedies provided in this instrument, the Loan Documents and under applicable law. In exercising any of said remedies, Mortgagee may proceed against the items of real property and any items of personal property specified above as part of the Property separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee's remedies under the Uniform Commercial Code or of the remedies in this instrument. Taking possession of any of the Property and the performance of the obligations of Mortgagor thereunder will not operate to cure or waive any Event of Default or prohibit the taking of any other action by Mortgagee under any instrument or at law or in equity to enforce the payment of the Indebtedness or to realize upon any other security or guarantee therefor. Mortgagee may, so far as Mortgagor can give authority therefor, enter upon any premises on which the Property or the books and records relating to the Property are located and take possession of and remove the same therefrom. Mortgagor waives all claims for damages by reason of any seizure, repossession, retention or sale of the Property under the terms hereof. Any requirement of reasonable notice, if necessary, will be met if such notice is mailed, postage prepaid, to the address of Mortgagor shown in section 7.7 below, at least 10 days before the time of the sale or other disposition of the Property. The net proceeds arising from the disposition of the Property, after deducting Mortgagee's expenses, will be applied to the Indebtedness in the order determined by Mortgagee. If any excess remains after the discharge of all for the Indebtedness and the payment of all such expenses, it will be paid to Mortgagor.

         5.6 CONFLICTS. In the event of any conflict between this Section and the Subsidiary Security Agreement (as defined in the Credit Agreement) the provision in the Subsidiary Security Agreement shall control.

                                   SECTION 6.

                                DEFAULT; REMEDIES

         6.1 EVENTS OF DEFAULT. The entire Indebtedness shall become due, at the option of Mortgagee, if any one or more of the following events (each an "Event of Default") shall occur and be continuing beyond any applicable grace or notice period:

                  1.1 Default (as defined therein) occurs under the Credit Agreement or a default or Default (as defined therein) occurs under any other instrument now or hereafter securing the Indebtedness; or

                  1.2 The breach by Mortgagor of any covenant contained in
Section 3 herein or any representation or warranty made or deemed made by or on behalf of Mortgagor to Mortgagee in Section 3 herein is materially false on the date as of which it was made; or

                  1.3 The breach by Mortgagor of any of its obligations contained in Sections 4 or 5 herein.

         6.2 REMEDIES. At any time while there exists an Event of Default, Mortgagee shall have all rights and remedies provided at law or in equity or under this Mortgage, including the right to accelerate the maturity of the Indebtedness and the right to foreclose the lien of this Mortgage.

         6.3 WAIVERS. The failure of Mortgagee to exercise either or both of its options to accelerate the maturity of the Indebtedness and to foreclose the lien hereof following any Event of Default, or to exercise any other option granted to Mortgagee of partial payments of such Indebtedness, shall neither constitute a waiver of any such Event of Default or of Mortgagee's options hereunder nor establish, extend or affect any grace period for payments due under the Notes, but such options shall remain continuously in force. Acceleration of maturity, once claimed hereunder by Mortgagee, may, at Mortgagee's option, be rescinded by written acknowledgment to that effect by Mortgagee and shall not affect Mortgagee's right to accelerate maturity upon or after any future Event of Default.

         6.4 EXPENSES. In any proceeding to foreclose the lien of this Mortgage or enforce any other remedy of

Mortgagee under the Notes, this Mortgage, the Credit Agreement, the Guaranty or any other document securing the Indebtedness, or in any other proceeding whatsoever in connection with any of the Property in which Mortgagee is named as a party, there shall be allowed and included, as additional Indebtedness in the judgment or decree resulting therefrom, all reasonable expenses paid or incurred in connection with such proceeding by or on behalf of Mortgagee constituting attorneys' fees, appraisers' fees, outlays for documentary and expert evidence, stenographers' charges, publication costs, survey costs, and costs (which may be estimated as to items to be expended after entry of such judgment or decree) or procuring all abstracts of title, title searches and examinations, title insurance policies, Torrens certificates and any similar data and assurances with respect to title to the Property as Mortgagee may deem reasonably necessary either to prosecute or defend in such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Property. All expenses of the foregoing nature, and such expenses as may be incurred in the protection of any of the Property and the maintenance of the lien of this Mortgage thereon, including, without limitation, the fees of any attorney employed by Mortgagee in any litigation affecting the Notes, this Mortgage or any of the Property, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding in connection therewith, shall be immediately due and payable by Mortgagor with interest thereon at the Default Rate.

         6.5 PROCEEDS. The proceeds of any foreclosure sale of the Property, or any part thereof, shall be distribut ed and applied in the following order of priority: (a) on account of all reasonable costs and expenses incident to the foreclosure proceedings, including all such items as are mentioned in Section
6.4 hereof; (b) all other items that, under the terms of this Mortgage, constitute In-debtedness additional to that evidenced by the Guaranty, with interest thereon at the Default Rate; (c) all principal and interest remaining unpaid under the Guaranty, in the order of priority specified by Mortgagee in its sole discretion; and (d) the balance to Mortgagor or its successors or assigns, as its interests may appear.

         6.6 ADDITIONAL REMEDIES. If an Event of Default shall have occurred and be continuing Mortgagee, at its option, in addition to the other remedies provided herein or in law or equity, may proceed to enter upon, take possession of, and manage and operate the Property and may proceed to perform any or all obligations of Mortgagor under the Leases, and exercise the rights of Mortgagor contained therein as fully as Mortgagor itself could, without regard to the adequacy of security for the Indebtedness and with or without bringing any legal action or causing any receiver to be appointed by any court; may let or re-let the Property or any part thereof and enforce, modify, cancel or accept the surrender of any of the Leases; may bring or defend any suits in connection with the possession of the Property or any part thereof, in the name of either Mortgagor or Mortgagee; may make such repairs as Mortgagee may deem appropriate; may pay out of rents, income or profits any liens, taxes, assessments, insurance premiums, utility charges or costs of keeping the Property in good condition and repair; may in the name of either Mortgagor or Mortgagee sue for or otherwise collect and receive all rents, issues and profits, including those past due and unpaid; and may do all other things Mortgagee may deem necessary or proper to protect its security. Entry upon and taking possession of the Property and the collection of the rents and the application thereof will not operate to cure or waive any default under any Loan Document to which Mortgagor is a party or prohibit the taking of any other action by Mortgagee under any such Loan Document, or at law or in equity to enforce the payment of the Indebtedness or to realize on any other security or guarantee.

         6.7 RECEIVERS. Upon or at any time while there exists an Event of Default, Mortgagee may request the appointment of a receiver of the Property. Such appointment may be made either before or after any foreclosure action or sale, without notice and without regard to the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Indebtedness without regard to the value of the Property at such time and whether or not the same is then occupied as a homestead and without bond being required of the applicant. Such receiver shall have the power to take possession, control and care of the Property and to collect all rents, issues, deposits and profits thereof.

         6.8 RIGHTS OF MORTGAGEE. If Mortgagor fails to pay any Taxes or to make any other payment required to be paid by Mortgagor at the time and in the manner provided in this Mortgage, or if any Event of Default occurs and is continuing, then without limiting the generality of any other provision of this Mortgage and without waiving or releasing Mortgagor from any of its obligations hereunder, Mortgagee shall have the right, but shall be under no obligation, to pay any Taxes or other payment, or such sums due under this Mortgage, and may perform any other act or take such action as may be appropriate to cause such other term, covenant, condition or obligation to be promptly performed or observed on behalf of Mortgagor, provided that, unless in Mortgagee's judgment the sending of a 10-day notice shall impair the security for the lien of the Mortgage, Mortgagee shall give Mortgagor 10 days' prior written notice prior to making any such payment. In any such event, Mortgagee and any person designated by Mortgagee shall have, and is hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of performing any such act or taking any such action, and all monies expended by Mortgagee in connection with making such payment or performing such act (including, but not limited to, legal expenses and disbursements), together with interest thereon at the Default Rate, from the date of each such expenditure, shall be paid by Mortgagor to Mortgagee forthwith upon demand by Mortgagee and shall be secured by this Mortgage.

                                   SECTION 7.

                                  MISCELLANEOUS

         7.1 RIGHTS CUMULATIVE. The rights of Mortgagee arising under the provisions and covenants contained in this Mortgage and the Notes and other documents securing the Indebtedness or any part thereof shall be separate, distinct and cumulative and none of them shall be exclusive of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein or in such other documents to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding.

         7.2 WAIVERS. A waiver in one or more instances of any of the terms, covenants, conditions or provisions hereof, or of the Notes or any documents securing the Indebtedness or any part thereof, shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but all of the terms, covenants, conditions and other provisions of this Mortgage and of such other documents shall survive and continue to remain in full force and effect. No waiver shall be asserted against Mortgagee unless in writing signed by Mortgagee.

         7.3 TITLES. The titles to the Sections hereof are for reference only and do not limit in any way the content thereof.

         7.4 AMENDMENTS. No change, amendment, modification, cancellation or discharge hereof, or any part hereof, shall be valid unless in writing and signed by the parties hereto or their respective successors and assigns.

         7.5 GOVERNING LAW. This Mortgage shall be construed, interpreted, enforced and governed by and in accordance with the law of the State of Illinois. Notwithstanding the foregoing, the internal laws of the State of Florida shall govern the lien priority and validity of this Mortgage and procedures with respect to the foreclosure hereof.

         . It is agreed that the lien herebycreated shall take precedence over and be a prior lien to any other lien of any character whether vendor's, materialmen's or mechanic's lien hereafter created on the Property, and in the event the proceeds of the Indebtedness as set forth herein are used to pay off and satisfy any liens heretofore existing on the Property (other than Liens permitted under Section 6.7 of the Credit Agreement), then Mortgagee is, and shall be, subrogated to all of the rights, liens and remedies of the holders of the lien so satisfied.

         7.6 NOTICES. All notices, demands and requests given or required to be given by either party hereto to the other party shall be in writing and shall be deemed to have been properly given if sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

         To Mortgagor at:                   Jacor Broadcasting of
                                              Florida, Inc.
                                            c/o Jacor Communications, Inc.
                                            1300 PNC Center
                                            201 East Fifth Street
                                            Cincinnati, Ohio 45202

                                            Attn: R. Christopher Weber

         Copy to:                           Gerald F. O'Connell, Jr., Esq.
                                            Graydon Head & Ritchey

         P.O. Box 6464

         Cincinnati, Ohio  45201

         To Mortgagee at:                   Banque Paribas
                                            227 West Monroe Street
                                            Suite 3300
                                            Chicago, Illinois 60606

                                            Attn: Steve Heinen
                                                  Mark Radzik

         Copy to:                           Randall J. Rademaker, Esq.
                                            Skadden, Arps, Slate, Meagher
                                                & Flom
                                            333 West Wacker Drive
                                            Suite 2100
                                            Chicago, Illinois 60606

or to such other address as Mortgagor or Mortgagee may from time to time designate by ten (10) days' prior written notice.

         7.7 CONSTRUCTION. Any words herein which are used in one gender shall be read and construed to mean or include the other genders wherever they would so apply. Any words herein which are used in the singular shall be read and construed to mean and to include the plural wherever they would so apply, and vice versa.

         7.8 WAIVERS BY MORTGAGOR. Mortgagor hereby expressly waives, to the extent permitted by law, the equity of redemption, any statutory right of redemption, dower and homestead and all other rights and exemptions of every kind in and to the Property.

         7.9 INTEREST, VARIABLE RATE. The rate of interest payable on the outstanding principal balance due under the Notes, the payment of which is guaranteed by Mortgagor under the Guaranty, as accrued interest each month, could change from time to time as provided in the Credit Agreement. If from any circumstances whatsoever the fulfillment of any provision of this instrument involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law (it being the intention of Mortgagor and Mortgagee that the applicable usury laws of Illinois will govern) with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event will any exaction of interest be possible under this instrument in excess of the limit of such validity. In no event will Mortgagor be bound to pay interest of more than the legal limit for the use, forbearance or detention of money and the right to demand any such excess is hereby expressly waived by Mortgagee.

         7.10 RELEASES. Mortgagor agrees that Mortgagee, without notice to or further consent of Mortgagor, may release or discharge any persons who are or may become liable for the payment of the Indebtedness or release or discharge any other collateral for the payment of the Indebtedness and any such release or discharge shall not alter, modify, release or limit the validity and enforce-ability of this Mortgage or the liability of Mortgagor under the Indebtedness or this Mortgage.

         7.11 FCC CONSENT. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed by Mortgagor and otherparties and delivered to Mortgagee, Mortgagee will not take any action pursuant to this Mortgage that would constitute or result in any assignment of license or any change of control of Mortgagor if such assignment of license or change of control would require, under then existing law, the prior approval of the Federal Communications Commission ("FCC") without first obtaining such prior approval of the FCC. Mortgagor agrees to take any action which Mortgagee may reasonably request in order to obtain from the FCC such approval as may be necessary to enable Mortgagee to exercise and enjoy the full rights and benefits granted to the holder of the Indebtedness by this Mortgage and each other agreement, instrument and document delivered to the Mortgagee in connection therewith, including specifically, at the cost and expense of Mortgagor, the use of its best efforts to assist in obtaining approval of the FCC for any action or transaction contemplated by this Mortgage for which such approval is or shall be required by law and specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor's or transferor's portion of any application or applications for consent to the assignment of license or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of
(a) any sale or sales of all or any part of the Property by or on behalf of Mortgagee or (b) any assumption by the Mortgagee of voting or management rights with respect to all or any part of the Property effected in accordance with the terms of this Mortgage.

         7.12 SUCCESSORS AND ASSIGNS. This Mortgage shall inure to the benefit of and be binding upon Mortgagor and Mortgagee and their respective heirs, executors, legal representatives, successors and assigns. Whenever a reference is made in this Mortgage to Mortgagor or Mortgagee, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of Mortgagor or Mortgagee.

         7.13 SEVERABILITY. If any provision of this Mortgage or the application thereof to any person or circum-stance shall be invalid or unenforceable to any extent, the remainder of this Mortgage and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                                   SECTION 8.

                                   DEFEASANCE

                  Provided, nevertheless, that if Mortgagor shall keep, observe and perform all of the covenants and conditions of this Mortgage on Mortgagor's part to be kept and performed and shall pay, or cause to be paid, to Mortgagee the Indebtedness and all extensions and renewals thereof, and shall repay any loans and advances hereafter made by Mortgagee under the terms hereof, then this Mortgage shall be void, otherwise it shall remain in effect.

                  Executed at_________, _________, on February ___________, 1996
by____________________, the___________ of Mortgagor.

Signed and acknowledged                              JACOR BROADCASTING OF
in the presence of:                                  TAMPA BAY, INC.,
                                                     a Florida corporation

                                                     By:________________________
_________________________
Name:                                                Name:______________________

_________________________                       Title:_________________________
Name:

STATE OF____________

COUNTY OF___________

         The foregoing instrument was acknowledged before me this _________ day of February, 1996 by_______________________________ as__________________ of
JACOR BROADCASTING OF TAMPA BAY, INC., a Florida corporation, on behalf of the corporation. He/She is personally known to me or has produced identification and did take an oath.

_______________________________
Signature of Notary Public                           (NOTARY STAMP)
Name:__________________________
Notary Public - State of_______
My Commission Expires:_________
Commission No._________________

                                            This Instrument was prepared by:

                                                     Alexandra V. Bergstein,
                                                       Esq.
                                                     Skadden, Arps, Slate,
                                                       Meagher, & Flom
                                                     333 West Wacker Drive
                                                     Suite 2100
                                                     Chicago, Illinois 60606

                                   EXHIBIT "A"


                  That part of the West one-half of Section 28, Township 28 South, Range 17 East, Hillsborough County, Florida, described as: Begin at the southeast corner of the NW-1/4 of Section 28 and run thence southwest, at a right angle to the right-of-way of Memorial Highway, to the northerly (or northeasterly) right-of-way line of Memorial Highway (as the highway right-of-way existed on April 10, 1972, the highway having a 100 foot wide right-of-way), run thence northwesterly along the right-of-way line of Memorial Highway 1,185 feet, thence northeast, at a right angle to the northeasterly right-of-way line of Memorial Highway to a point on the east boundary of the NW-1/4 Section 28, run thence south along the east boundary of the NW-1/4 of
Section 28 to the point of beginning.